Exhibit 10.33

February 23, 2024

Kurt Hoff

2492 Willow Drive

Medina, MN 55340

Dear Mr. Hoff:

This letter (“Agreement”) will confirm our understanding and agreement regarding your employment with Lantronix, Inc. (“Lantronix” or the “Company”), commencing March 4, 2024 (the “Commencement Date”).

POSITION EXCLUSIVITY

The Company agrees to employ you as its Vice President of Worldwide Sales, reporting to Saleel Awsare, Chief Executive Officer of the Company (the “CEO”). Your primary office will be split between the Lantronix offices in Irvine, California and Plymouth, Minnesota. During your employment with Lantronix, you will not render any services to any other person or entity, whether for compensation or otherwise, or engage in any business activities competitive with or adverse to the Company’s business or welfare, whether alone, as an employee, as a partner, as a member, or as a shareholder, officer or director of any other corporation, or as a trustee, fiduciary or in any other similar representative capacity of any other entity, without the prior written consent of the CEO.

BASE SALARY

The Company shall pay you a bi-weekly base salary in the amount of $12,884.62 ($335,000 on an annualized basis), less applicable withholdings and deductions, paid on the Company’s regular bi-weekly payroll dates. You will be classified as an exempt employee, and your salary will be paid on a salary basis and is intended to compensate you for all hours that you work. Your salary will be reviewed at the time executive salaries are reviewed periodically, and the Company may, in its sole discretion, adjust it to reflect Company performance, your performance, market conditions, and other factors deemed relevant by the Company.

BONUS

You will be eligible to participate in Lantronix’s Annual Bonus Program (“Program”) at a target amount that will be equal to 50% of your base salary., Your bonus percentage is not guaranteed and may be adjusted upward or downward by Compensation Committee in its sole discretion at the start of each new fiscal year as part of the annual compensation review conducted with respect to the Company’s Executives. Your participation in the Program will commence with the Fiscal 2024 plan period, which began July 1, 2023 and will end on June 30, 2024. Your bonus amount, if awarded, will be pro-rated based on your Commencement Date during the plan period. Your participation and payment of a bonus and the amount is subject to the terms of the Program and the performance targets established thereunder by the Compensation Committee, as such Programs and targets may be amended from time to time and are generally established every year by the Compensation Committee. Lantronix reserves the right to change or discontinue the Program at any time.

LANTRONIX US EMPLOYMENT AGREEMENT (EXECUTIVES)	INITIALS: /s/ KH
Rev. July 1, 2023	Page 1 of 11

SIGN-ON CASH BONUS

You shall receive a one-time sign-on cash bonus of $100,000 (“Sign-On Bonus”), which shall be subject to standard deductions and withholdings as required by law and payable in three (3) equal installments based on the following schedule: (i) one-third (1/3) will be paid with the Company’s first payroll period following your Commencement Date, (ii) one-third (1/3) will be paid with the Company’s first payroll period following the first ninety (90) days after your Commencement Date, and (iii) one-third (1/3) will be paid with the Company’s first payroll period following the first anniversary after your Commencement Date.

Notwithstanding the foregoing, you must be employed by the Company at the time the Company pays each installment of the Sign-On Bonus in order to earn and be eligible for such installment of the Sign-On Bonus (and, if you are not so employed at such time, in no event shall you have been considered to have “earned” any Sign-On Bonus with respect to that installment).

INITIAL EQUITY GRANTS

Inducement Restricted Stock Units Grant

As part of your offer, you will receive a one-time inducement grant of non-qualified restricted stock units that will be granted to you effective the first business day following the Commencement Date and issued to you shortly thereafter, pursuant to, and subject to the terms and provisions of your grant document.

The number of restricted stock units (“RSUs”) subject to such grant shall equal $325,000 divided by the average of the closing prices (in regular trading) of a share of Company common stock on The Nasdaq Stock Market over the thirty consecutive trading days ending with the last trading day for which such closing price is known prior to the Commencement Date, rounded to the nearest whole share.

The foregoing RSUs shall vest according to the following schedule: one-third (1/3) of the forgoing RSUs shall vest on March 1, 2025, subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining RSUs shall vest ratably on first day of the last month of each quarter thereafter for a period of eight (8) quarters, subject to your continuing employment with the Company through such dates. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any rights to continue vesting or employment.

Inducement Relative TSR Grant

As part of your offer, you will also receive a one-time inducement grant of performance-based stock units vesting based on the Company’s relative total stockholder return over a three-year period beginning on the Commencement Date (“Relative TSR PSUs”), that will be granted to you effective the first business day following the Commencement Date and issued to you shortly thereafter, pursuant to, and subject to the terms and provisions of your grant document .

The number of Relative TSR PSUs subject to such grant shall equal $225,000 divided by the average of the closing prices (in regular trading) of a share of Company common stock on The Nasdaq Stock Market over the thirty consecutive trading days ending with the last trading day for which such closing price is known prior to the Commencement Date, rounded to the nearest whole share.

LANTRONIX US EMPLOYMENT AGREEMENT (EXECUTIVES)	INITIALS: /s/ KH
Rev. July 1, 2023	Page 2 of 11

ANNUAL EQUITY GRANTS

For fiscal year 2025, you will receive a one-time inducement grant comprised of: 50% RSUs, 25% PSUs, and 25% Relative TSR PSUs (collectively, the “FY25 LTI Annual Grant”).

The terms of the FY25 LTI Annual Grant shall be subject to the performance methodology, guidelines, and metrics to be adopted by the Company’s Compensation Committee for fiscal year 2025, and such other terms and conditions set forth in the grant documents that will be issued to you and to the other members of the Executive Management Team of the Company following adoption. Such grant, shall be made pursuant to, and subject to the terms and provisions of your grant document that will be provided to you upon issuance and the Company’s Amended and Restated 2020 Performance Incentive Plan, as amended.

The total value of the FY25 LTI Annual Grant will be equal to either the total value determined by the Board (or a Committee thereof), or $300,000, whichever is greater, divided by the average of the closing price for a share of the Company’s common stock (in regular trading) on The Nasdaq Stock Market over the thirty consecutive trading days ending with the last trading day for the fiscal year 2024, rounded to the nearest whole share.

BENEFITS

You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s employees, including group medical, dental, vision and life insurance, and disability benefits, subject to the terms and conditions of such plans and programs. You will be entitled to paid time off for vacation leave, in a reasonable amount that you deem appropriate and consistent with your duties, provided that your job performance remains acceptable. You will be expected to schedule vacation at reasonable times so as not to interfere with your duties. There shall be no accrual of unused vacation time and you will not be entitled to payment for any unused vacation time upon the termination of your employment with the Company. The Company reserves the right to amend, modify, or terminate any of its benefit plans or programs at any time and for any reason.

EXPENSES

You shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures, including reimbursement for economy travel on domestic flights and for international flights.

WITHHOLDINGS

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

CONFIDENTIAL INFORMATION

As an employee of Lantronix, you will have access to certain Company confidential information and you may, in the course of your employment, develop certain information or inventions, which will be the property of the Company. To protect the interests of the Company and in connection with the commencement of your employment and as a condition thereof, you will be required to sign the Company’s Confidential Information and Invention Assignment Agreement. We wish to impress upon you that we do not want you to bring with you any confidential or proprietary information from a previous employer or violate any obligation you may have to that employer, and by your signature below, you affirm that your acceptance of Lantronix’s offer of at-will employment as set forth herein does not violate any such obligation.

LANTRONIX US EMPLOYMENT AGREEMENT (EXECUTIVES)	INITIALS: /s/ KH
Rev. July 1, 2023	Page 3 of 11

NON-SOLICITATION

In consideration of the promises and covenants contained in this letter, you agree that for a period of one (1) year following your effective date of termination or resignation, you will not, either directly or indirectly, either on your own behalf or on behalf of any other person, recruit or solicit for hire any individual who is then employed by the Company. You acknowledge and agree that the restrictions contained in this section are reasonable and appropriate. You further acknowledge and agree that the restrictions contained in this section will not preclude you from engaging in any trade, business, or profession that you are qualified to engage in.

AT-WILL EMPLOYMENT

Your employment with the Company will be for no specific period of time, regardless of the date of payment of wages and salary. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, with or without notice, and for any reason or no particular reason. Subject to the rights under the section entitled “Severance,” Lantronix may hire, fire, demote, promote, and change or alter any terms of your employment at any time. Moreover, although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

SEVERANCE

If your employment with the Company is terminated by you for Good Reason or by the Company without Cause within two years of the Commencement Date, then subject to your execution and non-revocation of a release of claims in a form provided by the Company, then in addition to any base salary earned through the termination date, any earned but as-yet unpaid bonuses, unpaid expense reimbursements and vested benefits to which you are entitled under the terms of any Company employee benefit plan (which compensation and benefits will be paid to you or your estate in connection with your ceasing to be employed without regard to the reason for such cessation), you will be entitled to the following:

You will be entitled to receive severance pay in a total amount equal to the sum of (i) six (6) months of your then current Base Salary, plus (ii) an amount equal to one fifty percent (50%) of Bonus amounts you earned over the previous twelve (12) months (collectively, the “Severance Payment”). The Severance Payment shall be less required tax deductions and withholdings and shall be paid in a lump sum on the 53rd day following your date of termination or such later date as is required to avoid potentially adverse taxation under Internal Revenue Code Section 409A pursuant to section under the caption “Section 409A” below.

For purposes of this letter, “Cause” shall mean: (i) gross negligence or willful misconduct in the performance of your duties to the Company; (ii) intentional and continual failure to substantially perform your reasonably assigned duties for the Company; (iii) intentional conduct that is demonstrably and materially injurious to the Company, including but not limited to committing or cooperating in an act of fraud, theft, or dishonesty against the Company; (iv) your breach of a fiduciary duty to the Company or its shareholders; (v) your conviction for, or plea of guilty or nolo contendre to, the commission of any felony or any crime involving deceit, material dishonesty, fraud, embezzlement, theft, any crime that results in or is intended to result in personal enrichment at the expense of the Company, any crime that involves the use or sale of a controlled substance, or any other offense that will adversely affect in any material respect the Company’s reputation or your ability to perform your obligations or duties to the Company; or (vi) your violation of a material written policy of the Company or breach of a written agreement with Company, including but not limited to a breach of the Employment, Confidential Information, and Invention Assignment Agreement. Notwithstanding the foregoing, Cause shall not exist under (i), (ii), (iii), (iv) or (vi) unless the Company provides you with written notice of the existence of one or more of the actions, conditions or events set forth above in such definition of Cause, and if such action, event or condition is curable, you fail to cure such action, event or condition within thirty (30) days after receipt of such notice.

LANTRONIX US EMPLOYMENT AGREEMENT (EXECUTIVES)	INITIALS: /s/ KH
Rev. July 1, 2023	Page 4 of 11

For the sake of clarity, termination of your employment in connection with your death or disability will not be considered “termination by the Company without Cause” hereunder. For purposes of this letter, you shall be considered disabled if you have been physically or mentally unable to perform your job duties hereunder for a continuous period of at least one hundred twenty (120) days or a total of one hundred fifty (150) days during any one hundred and eighty (180) day period, and you have not recovered and returned to the full time performance of your duties within thirty (30) days after written notice is given to you by the Company following such 120 day period or 180 day period, as applicable.

For purposes of this letter, “Good Reason” shall mean your resignation within one hundred and twenty (120) days after the Company has taken any of the following actions without your express written consent: (i) a material reduction in your base salary, your target annual bonus opportunity or benefits (unless, outside of a Change in Control context, such reduction is in connection with a salary or benefit reduction program of general application at the senior level executives of the Company); (ii) a material breach by the Company of any written agreement with you, including the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this letter in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law; (iii) a material adverse change in your title, duties or responsibilities (other than temporarily while you are disabled or as otherwise permitted by applicable law); or (iv) relocation of your principal workplace by more than 45 miles, which change results in a material increase in your one-way commute. Notwithstanding the foregoing, Good Reason shall not exist unless you provide the Company written notice of the existence of the one or more of the actions, conditions or events set forth above in this definition of Good Reason within ninety (90) days after the initial existence or occurrence of such action, condition or event, and if such action, event or condition is curable, the Company fails to cure such action, event or condition within thirty (30) days after its receipt of such notice.

CHANGE IN CONTROL

If your employment with the Company is terminated by you for Good Reason or by the Company without Cause within 60 days prior to or 12 months following a Change in Control (as defined below), then, subject to your execution and non- revocation of a release of claims in a form provided by the Company, in keeping with past practice, and resignation from any Company-affiliated board positions, all unvested Company equity awards that you then hold shall fully vest and be settled or become exercisable, as applicable, and you will be entitled to receive (as applicable, the “Change-in-Control Severance Payment”) severance pay in a total amount equal to the sum of (i) twelve (12) months of your then current Base Salary, plus (ii) an amount equal to one hundred percent (100%) of your then current target bonus. The Company will also provide you, your spouse and your eligible dependents with continued group health, dental and vision coverage pursuant to the provisions of COBRA at the level in effect and upon substantially the same terms and conditions as existed under applicable insurance plans immediately prior to the date of termination of your employment (including without limitation contributions required by you, if any, for such benefits), for the first twelve (12) months following the date of termination your employment without Cause or for Good Reason or until you become eligible for comparable benefits from another employer.

Any Change-of-Control Severance Payments shall be less required tax deductions and withholdings and shall be paid in a lump sum on the 53rd day following your date of termination or such later date as is required to avoid potentially adverse taxation under Internal Revenue Code Section 409A as described under the caption “Section 409A” below. Change-of-Control Severance Payments may also be subject to reduction required to avoid potentially adverse taxation under Internal Revenue Code Section 280G as described under the caption “Section 280G” below.

LANTRONIX US EMPLOYMENT AGREEMENT (EXECUTIVES)	INITIALS: /s/ KH
Rev. July 1, 2023	Page 5 of 11

For purposes of this letter, “Change in Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or, more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iv) a majority of the members of the Board are replaced during any twelve- month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election. In no event shall a “Change in Control” be deemed to have occurred for purposes of this letter solely because the Company engages in an internal reorganization, which may include a transfer of assets to, or a merger or consolidation with, one or more affiliates.

SECTION 409A

This letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each instalment payment provided under this letter shall be treated as a separate payment. Any payments to be made under this letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non- compliance with Section 409A.

Notwithstanding any other provision of this letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. To the extent necessary to avoid application of any tax under Section 409A applying to any compensation or benefit included herein that constitutes nonqualified deferred compensation, the definition of “Change in Control” shall be reformed such that a transaction will only qualify as a Change in Control if it also constitutes a “change in control event” as defined under Section 409A.

LANTRONIX US EMPLOYMENT AGREEMENT (EXECUTIVES)	INITIALS: /s/ KH
Rev. July 1, 2023	Page 6 of 11

SECTION 280G

Notwithstanding any other provision of this letter or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to you or for your benefit pursuant to the terms of this letter or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code (“Section 280G”) and would, but for this section be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code (or any successor provision thereto) (“Section 4999”) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

Any such reduction shall be made in accordance with Section 409A and the following: (i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first; and (ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

Any determination required under this section shall be made in writing in good faith by the accounting firm that was the Company’s independent registered public accounting firm immediately before the change in control (the “Accountants”), which shall provide detailed supporting calculations to the Company and you as requested by the Company or you. The Company and you shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this section. For purposes of making the calculations and determinations required by this section, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999. The Accountants’ determinations shall be final and binding on the Company and you. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this section.

CLAWBACK

Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

LANTRONIX US EMPLOYMENT AGREEMENT (EXECUTIVES)	INITIALS: /s/ KH
Rev. July 1, 2023	Page 7 of 11

REPRESENTATIONS

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non- competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

ARBITRATION

To the fullest extent allowed by law, any controversy, claim or dispute between you and the Company (and/or any of its affiliates, owners, shareholders, directors, officers, employees, volunteers or agents) relating to or arising out of your employment or cessation of that employment will be submitted to final and binding arbitration as provided in Attachment A hereto.

CONTINGENT OFFER

This offer is contingent upon:

a)	verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Commencement Date.

b)	Satisfactory completion of a background investigation.

c)	Approval by the Compensation Committee of our Board of Directors. We will communicate the status of such approval prior to March 1, 2024.

This offer is valid until March 1, 2024 and will be withdrawn if any of the above conditions are not satisfied.

LANTRONIX US EMPLOYMENT AGREEMENT (EXECUTIVES)	INITIALS: /s/ KH
Rev. July 1, 2023	Page 8 of 11

ACCEPTANCE

To indicate your acceptance of this offer, please initial each page and sign the enclosed (a) At-Will Acceptance Statement, (b) Nondisclosure of Former Employer’s Trade Secret Information, and (c) Mutual Agreement to Arbitrate.

The offer letter and attachments must be returned via email to Human Resources at HR@lantronix.com on or before 5:00 pm Pacific time on March 1, 2024. If we do not receive the signed document within the time frame provided herein, this offer will expire.

This offer letter supersedes and replaces any prior understandings or agreements, whether oral, written, or implied, between you and the Company regarding the matters described in this letter.

We are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately.

Very truly yours,

LANTRONIX, INC.

/s/ David Goren

David Goren

Vice President of Business Affairs and Corporate Secretary

LANTRONIX US EMPLOYMENT AGREEMENT (EXECUTIVES)	INITIALS: /s/ KH
Rev. July 1, 2023	Page 9 of 11

AT-WILL ACCEPTANCE STATEMENT

I, Kurt Hoff, do hereby accept the above employment offer, and agree with the terms as outlined above. I understand that there are no other terms expressed or implied. My expected start date will be as provided in the attached offer letter and is contingent upon receiving satisfactory verification of my background check results.

I understand that Lantronix is an "At-Will Employer," and agree that my employment is for no definite period and may, regardless of the date of payment of wages and salary, be terminated by me or by Lantronix at any time without any previous notice for any reason or no reason. Subject to the rights under the section entitled “Severance,” I also understand and agree that Lantronix may hire, fire, demote, promote, and change or alter any terms of my employment at any time. I further understand and agree that my status as an at-will employee may only be changed through written notice signed by the President. I also understand that, in connection with my employment and as a condition thereto, I will have to agree to abide by all policies of Lantronix.

Employee Signature:	/s/ Kurt Hoff

Employee Name:	Kurt Hoff	Date:	02/24/2024

NONDISCLOSURE OF

FORMER EMPLOYER’S TRADE SECRET INFORMATION

I understand and agree that the Company expects me to respect any trade secret information of any of my former employers, business associates, or others. I agree to respect the Company’s express direction to me not to disclose to the Company, its officers, or employees, any such trade secret information so long as it remains confidential. In addition, I also represent to the Company that my commencement of work for the Company does not (a) conflict with any other contractual commitments on my part to any former employer or third party, (b) result in the misappropriation of trade secrets of any former employer or third party, or (c) otherwise violate or interfere with any rights of any third party.

Employee Signature:	/s/ Kurt Hoff

Employee Name:	Kurt Hoff	Date:	02/24/2024

LANTRONIX US EMPLOYMENT AGREEMENT (EXECUTIVES)	INITIALS: /s/ KH
Rev. July 1, 2023	Page 10 of 11

MUTUAL AGREEMENT TO ARBITRATE

To the fullest extent allowed by law, any controversy, claim or dispute between Executive and the Company (and/or any of its affiliated, subsidiary, or related entities, owners, directors, officers, employees, volunteers or agents) relating to or arising out of this Agreement or Executive’s employment (or the cessation thereof), will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the American Arbitration Association’s (“AAA”) Employment Arbitration Rules as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The Company shall pay the arbitrator’s fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract (including this Agreement), torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the California Labor Code, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and any other statutes or laws relating to Executive’s relationship with the Company regardless of whether such dispute is initiated by Executive or the Company. Thus, this bilateral arbitration agreement fully applies to any and all claims that the Company may have against Executive, including but not limited to claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contracts, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty. However, claims for workers’ compensation benefits, unemployment insurance and those arising under the National Labor Relations Act (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH YOU AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. This mutual arbitration agreement is to be construed as broadly as is permissible under applicable law.

Lantronix, Inc.		KURT HOFF

By:	/s/ David Goren	By:	/s/ Kurt Hoff
Name:	David Goren	Name:	Kurt Hoff
Title:	VP of Business Affairs and Corporate Secretary
Date:	02/25/2024	Date:	02/24/2024

LANTRONIX US EMPLOYMENT AGREEMENT (EXECUTIVES)	INITIALS: /s/ KH
Rev. July 1, 2023	Page 11 of 11